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                                                                  EXHIBIT 21.1

                              MEDIA ARTS GROUP, INC.


                               LIST OF SUBSIDIARIES



                                            Jurisdiction of          Ownership
    Name of subsidiary                       Incorporation           percentage
---------------------------                 -----------------        ----------
Lightpost Publishing, Inc.                   USA (California)            100%
Thomas Kinkade Stores, Inc.                  USA (California)            100%
Thomas Kinkade Media, Inc.                   USA (California)            100%
MAGI Sales, Inc.                             USA (California)            100%
Exclaim Technologies, Inc.                   USA (California)             90%